EXHIBIT 15.2

Consent of Independent Registered Public Accounting Firm

The Supervisory Board

ING Groep N.V.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-92220, 333-81564, 333-108833, 333-125075, 333-137354, 333-149631, 333-158154, 333-158155, 333-165591, 333-168020, 333-172919, 333-172920, 333-172921 and 333-215535) and in the registration statement on Form F-3 (No. 333-202880) of ING Groep N.V. of our reports dated March 13, 2017, with respect to the consolidated statement of financial position of ING Groep N.V. and subsidiaries as of December 31, 2016, and the related consolidated statements of profit and loss, comprehensive income, cash flows and changes in equity for the year ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 20-F of ING Groep N.V.

Our report refers to a change in accounting and changes in presentation, and to our audit of the adjustments that were applied to reflect such changes in the 2015 and 2014 consolidated financial statements, as more fully described in Note 1a and 1b to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2015 and 2014 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

March 16, 2017